EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made as of the 28th day of March, 2007.

BETWEEN:

CARDERO RESOURCE CORP., a company incorporated under the laws of British Columbia and having its head office at 1901 - 1177 West Hastings Street, Vancouver, British Columbia, V6E 2K3

(the “Company”)

AND:

KEITH HENDERSON, Geologist, of Suite 110 – 2688 Vine Street, Vancouver, British Columbia, CANADA  V6K 4T6

(the “Employee)

WHEREAS

A:

The Employee is an experienced geologist with expertise in managing portfolios of mineral exploration projects throughout the world, with emphasis on properties in Canada, Mexico and South America;

B.

The Company has, or has the rights to acquire interests in, a number of mineral properties, primarily in Mexico and South America and is in need of a Vice-President, Exploration, who has the skills and knowledge to oversee and manage the Company’s property portfolio, and to source out and secure additional prospective mineral properties which fit the Company’s exploration focus;

C.

The Company has agreed to retain the Employee as its Vice-President, Exploration, and the Employee has agreed to be employed as such, all upon the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements contained herein the parties hereto agree as follows:

ARTICLE 1 - EMPLOYMENT, TERM, AND POSITION

1.01

Employment.  The Company hereby agrees to employ the Employee, and the Employee hereby agrees to work for the Company, upon the terms and conditions hereinafter set forth.

1.02

Term.  The employment of the Employee by the Company hereunder will be for a period (the “Term”) commencing on the 28th day of March, 2007 and continuing until terminated as hereinafter provided in Article 4.

1.03

Position.  The Employee will serve as Vice-President, Exploration of the Company.  At the request of the Company, the Employee will also, at no additional remuneration, serve as the Vice-President, Exploration, of one or more of its existing wholly-owned subsidiaries (Cardero Argentina, S.A., Minerales y Metales California, S.A. de C.V., Cardero Peru, S.A.C. and Cardero Iron Ore Company Ltd.) or any subsequently acquired or incorporated wholly owned subsidiary (collectively, the “Subsidiaries”).  The Employee agrees, at no additional remuneration, to serve in such other executive capacities and to assume such responsibilities and perform such duties consonant with his position as an executive of the Company as the board of directors of the Company (the “Board”), acting reasonably, may require and assign to him.  The Company will indemnify the Employee in respect of his serving as an officer of the Subsidiaries in accordance with and as provided in the Articles of the Company.

1.04

Reporting.  The Employee will report to and be directly responsible to the Chief Executive Officer of the Company (“CEO”).  The Employee will keep the CEO fully informed, on an ongoing basis, of all matters concerning the mineral properties and exploration activities of the Company and will provide the CEO and/or the Board with status reports concerning the Company, and its mineral properties and exploration activities, at such times, in such manners, and containing such information, as the CEO and/or the Board may request from time to time.

1.05

Location.  The Employee will be based at and will perform his duties primarily at the Company’s offices in Vancouver, British Columbia, and will be present at and perform his duties at other locations in British Columbia or in other jurisdictions with such frequency and for such duration as the Board, the CEO or the Employee (with the concurrence of the CEO) reasonably considers necessary for the proper and timely performance of the Employee's duties hereunder.

1.06

Travel.  The Employee acknowledges that he will be required to travel extensively in connection with the performance of his duties hereunder, and will ensure that he is able to do so as and when required for the proper and efficient performance of his duties hereunder and will, without limitation, maintain at all times a valid passport and other required travel documentation (including, where required, visas) and such up-to-date inoculations as are likely to be required in order to visit those places where the Company presently has mineral properties.  The Company will pay for, or reimburse the Employee for, the costs of obtaining and maintaining such required travel documentation and up-to-date inoculations.  The Employee warrants and represents that he is under no disability or other disqualification which would, or could reasonably be expected to, prevent him from travelling to and from those jurisdictions in which the Company presently has, or has the right to acquire, mineral properties or interests therein.

ARTICLE 2 - THE EMPLOYEE'S DUTIES AND OBLIGATIONS

2.01

Employee’s Duties.  The Employee will be generally responsible for assessing potential mineral property acquisitions, overseeing and managing the design and implementation of the exploration work programs on the Company’s existing and future mineral properties, and otherwise carrying out the duties normally associated with the position of Vice-President, Exploration in a mineral exploration company.  The Employee’s duties and responsibilities will include, without limitation, the following:

(a)

preparing, or supervising the preparation of, (in conjunction with the Company’s consulting geologists, if applicable), and presenting to CEO for approval, proposed work programs and budgets for the exploration of the Company’s mineral properties, taking into consideration the results obtained from previous programs, the funding available and anticipated/desired results to be achieved;

(b)

reviewing and monitoring, on an ongoing basis, the progress, expenditures and results of exploration programs on the Company’s mineral properties, and reporting to the CEO, or such other officer(s) of the Company as the Board may designate, and/or the Board, on a regular basis as to the progress of such programs, actual expenditures relative to budgeted expenditures and his recommendations (if any) with respect to any changes or amendments to such programs;

(c)

supervising and managing the overall implementation of exploration and development programs on the Company’s mineral properties, including supervising the consulting geologists retained to run such programs (if applicable) and the other consultants and contractors engaged with respect to such programs;

(d)

reviewing (including on-site inspections, if determined appropriate) and making recommendations with respect to potential mineral property acquisitions and, if requested by the CEO or the Board, engaging in negotiations with respect to the acquisition of such mineral properties as the Company determines to pursue;

(e)

at the request of the CEO or the Board, preparing and presenting such oral or written reviews, summaries and reports with respect to the status of and progress and expenditures on the Company’s mineral property exploration programs and the results thereof (including at investor conferences and meetings with existing or potential investors in the Company);

(f)

at the request of the CEO or the Board, negotiating for and securing the services of consulting geologists, geophysicists and other exploration professionals, drilling and other contractors and contracts, expediting, forwarding and similar services and camp equipment and supplies; and

(g)

such other duties as are reasonably consistent with the foregoing and the Employee’s position as may be requested by the Company from time to time and as are within the expertise and reasonable ability of the Employee to provide, provided that the Company, acting through the Board, may curtail any such duties or responsibilities or assign such additional duties and responsibilities, and reserves the right to make such reasonable changes to the duties and responsibilities of the Employee, as the Company may determine to be appropriate and as are consistent with its ongoing business needs.

2.02

Full Time and Efforts.  The position of the Employee is a full-time position, and during the Term the Employee will devote his full time, effort and attention to the performance of his duties on behalf of the Company hereunder, given a reasonable allowance for absences due to unavoidable personal matters.  The Employee will at all times faithfully, diligently, and to the best of his abilities, perform all duties and assume all responsibilities required of him under this agreement.

2.03

Outside Business Activities.  The Employee will not, during the Term, accept any employment from, and will not provide any services (whether on a consulting basis or otherwise) to any other person, firm or Company and, in particular, will not provide geological consulting services and advice to persons other than the Company.

2.04

Employee’s Representations and Warranties.  The Employee represents and warrants to the Company that:

(a)

he is not subject to any confidentiality, non-disclosure, non-competition, or other restrictive covenant between the Employee and (any of) his former employer(s) that could or might in any way adversely affect the Employee or his ability to fully and efficiently carry out and perform his duties hereunder or that would prevent him in any way from fully disclosing to and discussing with the Company all aspects of the mineral properties in which the Company or any Subsidiary has, or has a right to acquire, an interest;

(b)

he is presently a European Geologist (EuroGeol) in good standing;

(c)

he qualifies as a “qualified person” under paragraphs (a) and (c) of Section 1.1 of National Instrument 43-101 of the Canadian Securities Administrators; and

(d)

he has significant experience in the exploration for and assessment of precious and base metal deposits and, in particular, gold, silver, copper and iron deposits.

2.05

Compliance with Securities Laws, Prohibition on Insider Trading.  The Employee acknowledges that the Company is a “reporting issuer” and a public company and that its common shares trade on various stock exchanges, and that, as a consequence of this, the Company and its directors, officers, employees and consultants are subject to securities laws in both Canada and the United States.  The Employee also acknowledges that much of the information which will be received by, or become known to, him during the course of his employment by the Company hereunder (whether or not such information is also confidential information (as defined in Section 6.02)) is likely to be material and non-public information with respect to the business, affairs, assets, mineral properties and/or status (financial and otherwise) of the Company and may constitute material facts or material changes (as those terms are defined in the Securities Act (B.C.)), and that the provisions of applicable securities legislation, including, without limitation, section 86 of the Securities Act (B.C.), prohibit:

(a)

trading in securities of a reporting issuer such as the Company by a person who knows of a material fact or a material change with respect to that issuer that has not been generally disclosed, or

(b)

informing another person of a material fact or a material change with respect to that reporting issuer before the material fact or material change has been generally disclosed, unless the giving of such information is necessary in the course of business of the reporting issuer or of such person.

The Employee also acknowledges that the penalties for violation of such prohibitions are severe and that the carrying on of any such activities will materially and adversely affect the Company.  Accordingly, the Employee agrees that he will take all necessary steps to fully comply with applicable legislation regarding any trading in the securities of the Company.

2.06

Personal Information Form.  In connection with the employment of the Employee as a senior officer of the Company, the Employee will complete, and the Company will submit to the applicable regulatory authorities, a “Personal Information Form” in the form prescribed by the Toronto Stock Exchange.  The employment of the Employee hereunder is conditional upon the completion of such form and neither the Toronto Stock Exchange nor any applicable securities commission raising any objection to the appointment of the Employee as a senior officer of the Company.

2.07

Acknowledgement of Receipt of Company Policies.  The Employee acknowledges having been provided with, and having read, copies of the following plans and policies adopted by the Board:

(a)

the 2002 Incentive Stock Option Plan (as amended);

(b)

the Company’s “Code of Business Conduct and Ethics”; and

(c)

the Company’s “Share Trading Policy”.

ARTICLE 3 – EMPLOYEE COMPENSATION

3.01

Base Salary.  The Employee will be compensated by the Company for his services hereunder at the rate of CAD ONE HUNDRED AND SIXTY-FIVE THOUSAND (CAD 165,000) DOLLARS per annum commencing April 1, 2007 (the “Base Salary”).  The Employee's Base Salary will be payable in substantially equal monthly payments in arrears, subject to such government withholding, social and other employee taxes or deductions as may be required by law.

3.02

Salary Reviews and Bonus Consideration.  The compensation committee of the Board (the “Compensation Committee”) (if any) or, if there is then no such committee, the outside independent directors on the Board, will, on or before the one hundred and twentieth (120th) day following the last day of each fiscal year of the Company, carry out an objective review of the terms of reference of the position of Vice-President, Exploration, the performance of the Employee during the most recently completed fiscal year of the Company, the rate of inflation, the performance of the Company and of its common shares, the services anticipated to be provided by the Employee during the next fiscal year of the Company, the comparable salaries for such position in the then current marketplace in which the Company operates, the existing and projected financial status of the Company and any other factors it determines to be relevant, and will determine the amount (if any) by which the Base Salary will be adjusted and whether or not to award the Employee a discretionary bonus (independent of any Base Salary adjustment) and, if so, how much.  The Employee acknowledges that any adjustment to the Base Salary or any award of a bonus is completely at the discretion of the Compensation Committee or the Board, as applicable, and the Employee in no circumstances will be entitled to claim any right or entitlement to an increase in the Base Salary or to an award of any bonus(es) regardless of his performance or the performance of the Company during any particular fiscal year of the Company or any other factors.

3.03

Bonus Program(s).  The Employee will be entitled to participate in any profit-sharing or bonus program from time to time established by the Company to the extent as may be determined by the Board in its sole discretion, but commensurate with other senior executives of the Company.  The Employee acknowledges that there are not presently any such profit sharing or bonus programs in place, and that the Company has no present intention of establishing any such program(s).

3.04

Stock Options.  The Employee will be eligible to be granted incentive options to purchase common shares of the Company under the Company’s 2002 Incentive Stock Option Plan (as the same may be amended from time to time), to such extent and in such amounts as the Compensation Committee or, if there is then no such committee, the Board, may from time to time determine (which may, in the discretion of the Compensation Committee or the Board, as applicable, provide for such vesting provisions as may be thought advisable or desirable) and as are commensurate with the status and responsibilities of the Employee, the performance of the Employee in the execution of his duties hereunder and the performance of the Company, both generally and in relation to similar companies.  No amounts to which the Employee may be entitled as a result of the exercise of any stock options will be treated as or considered to be part of the Base Salary.

3.05

Other Benefits.  The Employee will be eligible to participate in all employee benefit plans or programmes in effect for executive and key management employees of the Company including, without limitation, medical, dental, insurance, pension or retirement plans, to the extent of and in accordance with the rules and agreements governing such plans or programmes so long as such plans and programmes are in effect, in addition to the compensation otherwise provided for in this Article Three.  The Employee acknowledges that, at the present time, the only such benefit plan currently in effect for which the Company will be paying the premiums is the Manulife Financial “AlphaPlus Group Benefit” program (the “Benefit Plan”), which provides:

(a)

subject to Section 3.09, life insurance;

(b)

 accidental death and dismemberment insurance;

(c)

extended health care;

(d)

dental care; and

(e)

long-term disability insurance,

all as more particularly summarized in the materials provided to the Employee.  In addition, the Company will pay the premiums for the Employee’s basic medical insurance under the British Columbia provincial health plan.  The Employee acknowledges that all such coverages will be upon, and are subject to, the terms and conditions provided for in the Benefit Plan, including any conditions on the insurability of the Employee.  The Company reserves the right to amend or cancel the Benefit Plan, including any coverages thereunder and the terms and conditions thereof, from time to time as it may in its sole discretion determine, without prior notice thereof.

3.06

Expenses.  The Company will promptly reimburse the Employee (or will provide the Employee with an appropriate cash advance) for reasonable expenses incurred or to be incurred by him in the performance of his duties and responsibilities hereunder including business development and travel expenses commensurate with his position and duties, provided that expense reports and receipts for all expenses are presented.  All requests for expense reimbursements, or accountings for expense advances, will be accompanied by an expense report suitable to the Company, acting reasonably.

3.07

Vacation.  The Employee will be entitled in each calendar year to TWENTY-FIVE (25) days’ paid vacation, to be taken at such time or times as the Employee may select and as the Board or the CEO may reasonably approve having regard to the business, affairs and operations of the Company.  If in any calendar year of the Term, the Employee is employed for only a part of such year, such vacation entitlement will be prorated as though it were accruing from day to day.  The Employee may not carry all or any portion of the vacation earned in one calendar year of the Term beyond March 31 of the following calendar year(s) of the Term without written approval of the CEO.  Subject to any such approved carry-over vacation pay owing for accrued but unused vacation time in any year of the Term will be paid to the Employee on or before April 30 in the next following year.  The Employee and the Company recognize and acknowledge that the Employment Standards Act (B.C.) (the “ESA” )requires that the Employee take, as time off in each year, at least the statutory minimum yearly number of vacation days prescribed by the ESA.

3.08

Medical and Other Insurance while out of Canada.  The Company will provide, at its cost, medical insurance covering the Employee while the Employee is outside of Canada and engaged in the performance of his duties hereunder, including, without limitation, medivac insurance covering the costs of returning the Employee to Canada for medical treatment if circumstances warrant.  The Company will also use its reasonable efforts to obtain, and pay the premiums for, insurance covering the Employee in the case of any kidnapping of the Employee while outside of Canada and engaged in performing his duties hereunder, but will be under no liability if such insurance is not available on reasonable commercial terms.

3.09

Life Insurance.  Subject to his insurability, the Company will procure, on behalf of the Employee, one or more policies of life insurance covering the Employee and having an aggregate death benefit (together with any policy of life insurance insuring the Employee pursuant to the Benefit Plan) of not less than CAD TWO HUNDRED THOUSAND (CAD 200,000) DOLLARS.  The Company will pay all premiums in connection therewith.  Except with respect to the policy(ies) issued pursuant to the Benefit Program (in which case there will be a conversion privilege allowing the Employee to convert such policy(ies) to (an) individual policy(ies) if the Benefit Plan terminates), the Employee will be the owner of (all) such policy(ies) and, in any event, will be entitled, in his sole discretion, to name the beneficiary(ies) thereunder, and to amend such designation(s) as he may see fit.  Such policy(ies) may be procured by the Company either under the Benefit Plan or otherwise in its sole discretion, or both, provided that all such policies will be issued by reputable underwriters of such insurance.

3.10

Sick Day Allowance.  Subject to Section 3.11, the Employee will be permitted to take up to seven (7) paid sick days per calendar year, provided that such entitlement will not be banked or carried over from one calendar year to the next.  If, in any calendar year of the Term, the Employee is employed for only a part of such year, such sick day entitlement will be prorated as though it were accruing from day to day.

3.11

Exception for Permanent Disability.  Notwithstanding Section 3.10, if the Employee suffers from any physical or mental incapacity, disease or affliction which has the effect provided in subsection 4.02(a), the Company will:

(a)

if, and for so long as, no benefits are being paid to the Employee under the long term disability insurance provisions of the Benefit Plan, continue to pay to the Employee:

(i)

the Base Salary, and

(ii)

all other benefits otherwise payable to the Employee pursuant to this agreement,

until such time as the Company may terminate the Employee pursuant to subsection 4.01(c); and

(b)

if, and for so long as, benefits are being paid to the Employee under the long term disability insurance provisions of the Benefit Plan, pay to the Employee:

(i)

such portion of the Base Salary as will, when added to the amount(s) being paid to the Employee pursuant to the long term disability insurance provisions of the Benefit Plan, result in the Employee receiving, in the aggregate, an amount equal to the Base Salary, and

(ii)

all other benefits hereunder,

until such time as the Company may terminate the Employee pursuant to subsection 4.01(c).

3.12

Safety Equipment to be Provided by the Company.  The Company will, at its cost supply to the Employee, or will reimburse the Employee for the reasonable costs of, all requisite safety, health and environmental equipment and supplies necessary for the Employee to properly carry out and perform his duties hereunder.

ARTICLE 4 - TERMINATION

4.01

Termination by Company For Just Cause or Permanent Disability.  Notwithstanding anything in this agreement to the contrary, the Company may terminate the employment of the Employee hereunder without notice or compensation in lieu:

(a)

upon the occurrence of any situation, event or happening which would constitute “cause” under the common law and includes, without limitation, the following:

(i)

any wilful failure by the Employee in the performance of any of the Employee’s duties pursuant to this agreement,

(ii)

the Employee’s conviction of a criminal or summary conviction offence related to the employment of the Employee hereunder, or any act involving money or other property involving the Company or any Subsidiary which would constitute a crime in the jurisdiction involved,

(iii)

any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company, any Subsidiary, a supplier or service provider to the Company or any Subsidiary or a customer of the Company or of any Subsidiary,

(iv)

the use of illegal drugs or the habitual and disabling use of alcohol or drugs,

(v)

any material breach of any of the terms of this agreement by the Employee which breach remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employee by the Company,

(vi)

any threatened or actual attempt by the Employee to secure any personal profit in connection with the business of the Company or any Subsidiary or any of their respective corporate opportunities, or the appropriation of a maturing business opportunity of the Company or any of the Subsidiaries,

(vii)

any act by the Employee which is materially injurious to the Company or its business or that of any Subsidiary,

(viii)

any material breach by the Employee of any of the policies governing the affairs of the Company and the conduct of its employees that may be implemented by the Board from time to time, and

(ix)

the failure of the Employee to devote his full time (subject to section 2.02) to the Company’s business, or conduct by the Employee amounting to insubordination or inattention to, or substandard performance of the duties and responsibilities of the Employee under this agreement, which failure or conduct remains uncured after the expiration of thirty (30) days following the delivery of written notice of such failure or conduct to the Employee by the Company,

(“Just Cause”);

(b)

the ability of the Employee to work in Canada is, through no action or inaction of the Company, adversely affected or terminated by virtue of the termination or cancellation of his Canadian work permit;

(c)

the Employee suffers Permanent Disability; or

(d)

the Employee dies,

by giving written notice to the Employee of its intention to terminate this agreement on the date specified in such notice (except in the case of death, in which case such termination is automatically effective on the day which is thirty (30) days after the date of death without any requirement for notice, provided that the Base Salary which would otherwise have been payable to the Employee during such period will be paid to the estate of the Employee).

4.02

Definition of “Permanent Disability”.  For the purposes of Section 4.01, "Permanent Disability" means any physical or mental incapacity, disease or affliction which:

(a)

renders the Employee unable to perform his duties as Vice-President, Exploration of the Company; and

(b)

has existed for either:

(i)

a continuous period of ONE HUNDRED AND TWENTY (120) DAYS, or

(ii)

a total of ONE HUNDRED AND EIGHTY (180) DAYS in any period of THREE HUNDRED AND SIXTY-FIVE (365) consecutive days; or

(c)

results in the Employee becoming entitled to disability retirement benefits under the Canada Pension Plan (Canada).

4.03

Termination by Company or Employee.  Notwithstanding anything in this agreement to the contrary:

(a)

the Company may terminate the employment of the Employee other than pursuant to Section 4.01 by giving written notice to the Employee of its intention to terminate this agreement on the date specified in such notice (which date will not be less than NINETY (90) DAYS nor more than ONE HUNDRED AND EIGHTY (180) DAYS after the giving of such notice), or

(b)

the Employee may, by giving written notice to the Company, terminate his employment with the Company on the date specified in such notice, which date will be not less than THIRTY (30) DAYS nor more than ONE HUNDRED AND TWENTY (120) DAYS after the giving of such notice, provided that the Company will, at its option, be entitled to reduce the notice given to THIRTY (30) DAYS.

4.04

Salary in Lieu of Notice.  If the Employee's employment is terminated by either the Company or the Employee pursuant to Section 4.03, the Company will have the right, in lieu of permitting the Employee to continue to work all or part of the notice period, to pay to the Employee a lump sum equivalent to the Base Salary for the applicable period (less all applicable withholding taxes) and to require the Employee to immediately cease his duties as Vice-President, Exploration of the Company.

4.05

Payment of Final Wages.  Upon the effective date of termination of the Employee’s employment pursuant to Sections 4.01 or 4.03, the Company will pay to the Employee an amount equal to any accrued but unpaid Base Salary and vacation pay (less any applicable withholding taxes) up to the date of such termination, and any expenses in excess of any outstanding expense advances made to the Employee for which an expense account has been submitted and remains unpaid, provided that, in the case of a termination due to Permanent Disability, any amounts payable to the Employee hereunder will be reduced by the amount of any benefits paid to the Employee under the long term disability insurance provisions of the Benefit Plan prior to the effective date of termination.

4.06

No Further Liability.  The Employee agrees to accept the payments and, where applicable, notice, under this Article 4 in full satisfaction of his entitlements arising out of the termination of his employment hereunder, whether under statute or common law, including any entitlement to reasonable notice.

ARTICLE 5 – NON-COMPETITION

5.01

Agreement Not to Compete.  The Employee acknowledges that in the course of his duties and obligations under this agreement, he will acquire access to Confidential Information (as defined in Section 6.02) and the Employee further acknowledges that if he were to compete against the Company or an affiliate of the Company or be employed or in any way involved with a person or company that was in competition with the Company or an affiliate of the Company following the termination of his employment with the Company, the Company would suffer irreparable damages.  Accordingly, the Employee will not, at any time or in any manner during the Term, or at any time within TWO (2) YEARS after termination of his employment with the Company under this agreement for any reason and notwithstanding any alleged breach of this agreement:

(a)

directly or indirectly engage in any business involving the acquisition, exploration, development or operation of any mineral property which is competitive or in conflict with the business of the Company or its affiliates;

(b)

accept employment or office with or render services or advice to any other company, firm or individual, whether a competitor or otherwise, engaged in the acquisition, exploration, development or operation of any mineral property which is competitive or in conflict with the business of the Company or its affiliates;

(c)

solicit or induce any director, officer or employee of the Company or any of its affiliates to end their association with the Company or its affiliates;

(d)

directly or indirectly, on the Employee’s own behalf or on behalf of others, solicit, divert or appropriate to or in favour of any person, entity or corporation, any maturing business opportunity or any business of the Company or of any Subsidiary; or

(e)

directly or indirectly take any other action inconsistent with the fiduciary relationship of a senior executive officer to his Company,

without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion.

5.02

Definition of “mineral property which is competitive or in conflict with the business of the Company or its affiliates”.  For the purposes of this agreement, a mineral property which is competitive or in conflict with the business of the Company or its affiliates is one:

(a)

which is primarily prospective for gold, silver or any base metal (or any combination thereof, with or without other minerals), and

(b)

any part of which lies within a horizontal distance of TWENTY-FIVE (25) kilometres from the outer boundaries of any mineral property in which the Company or any of its affiliates holds, or has the right to acquire, an interest.

5.03

Employee is a Fiduciary.  The Employee acknowledges and agrees that he is a fiduciary of the Company and, accordingly, based upon the current business activities of the Company, the restrictive covenants set forth in Section 5.01 of this agreement are necessary and fundamental to the protection of the business of the Company and reasonable and valid, and all defences to the strict enforcement thereof by the Company are hereby waived by the Employee.

5.04

Adjustments by Court or Arbitrator.  If any of the activities, time periods or areas specified in Section 5.01 are considered by a court of competent jurisdiction as being unreasonable, the parties agree that such court will have the authority to limit such activities, periods or areas as the court deems proper in the circumstances so as to fully protect the Company and its shareholders while not unnecessarily restricting the Employee (or, if a court declines to do so, the matter will be referred to arbitration under the British Columbia International Commercial Arbitration Centre rules and the arbitrator will have such authority).

ARTICLE 6 – CONFIDENTIALITY

6.01

Agreement to Keep Information Confidential.  The Employee will, at all times during the Term and for a period of TWO (2) YEARS after termination of his employment with the Company under this agreement for any reason and notwithstanding any alleged breach of this agreement:

(a)

hold in secrecy, as trustee or custodian for the Company and the Company’s exclusive benefit and use, all of the Company’s Confidential Information (as defined below) and all Confidential Information of any affiliates of the Company, whether or not discovered, made or contributed to, in whole or in part, by the Employee;

(b)

not divulge any Confidential Information to any person or persons, without the previous written consent of the CEO; and

(c)

not use or attempt to use any Confidential Information that he may acquire in the course of his employment with the Company under this agreement for his own benefit, directly or indirectly, or for the benefit of any other person.

6.02

Definition of Confidential Information.  For the purposes of this agreement, the term “Confidential Information” means:

(a)

any information relating to the claims, concessions, licenses or other interests in minerals or in mineral properties, in which the Company holds, or has a right to acquire, an interest (whether directly or indirectly, such as pursuant to an option, joint venture or otherwise) or other properties in which the Company holds an interest (whether directly or indirectly, such as pursuant to an option or joint venture or otherwise) (collectively the “Properties”) and the assets, liabilities, business, operations, shareholdings, products, processes or activities of the Company, that are not generally known to the public, including, but not limited to title, ownership, geological, mining, metallurgical, engineering and economic information and studies, budgets and work programs, strategies, data, maps, plans, reports, results, drawings, interpretations, assays, forecasts, records and any other technical information;

(b)

any information derived from a site visit or visits to any of the Properties or an examination of any rock, soil, mineral, ore or other sample or substance extracted from any of the Properties;

(c)

all summaries or extracts from and all notes, memoranda, studies, maps, records, notebooks, compilations, analyses or other documents based upon the information specified in subsection (a) or (b) above; and

(d)

any information similar to subsection (a) through (c) above in respect of a mineral property being considered by the Company, or any of its Subsidiaries or affiliates, for possible acquisition.

6.03

Return of Information.  All documents, records, notebooks, work papers, notes, memoranda, studies, compilations, analyses and similar repositories of or containers of Confidential Information, made or compiled by the Employee (in whatever form, including, paper, photographic, electronic, digital or otherwise) at any time during the Term, or made available to the Employee during or prior to the Term by the Company or any affiliate of the Company, including any and all copies thereof, will be the property of the Company or its affiliate, as the case may be, and belongs solely to the Company or its affiliate, as the case may be, and will be held by the Employee in trust and solely for the befit of the Company or its affiliate, as the case may be, and will be delivered to the Company by the Employee upon the termination of the Employee’s employment with the Company or at any other time upon request by the Company.  The Employee will deliver a statutory declaration to the Company upon termination of his employment attesting to his compliance with this Section 6.03.

ARTICLE 7 – CORPORATE OPPORTUNITIES

7.01

Obligation to Disclose Corporate Opportunities.  During the Term, the Employee will communicate at once to the Company all business opportunities (including with respect to the acquisition of potential mineral deposits), inventions and improvements in the nature of the business of the Company located anywhere in the world which, during the Term, the Employee may conceive, make, or discover, become aware of, directly or indirectly, or have presented to him in any manner, that relate in any way to the business of the Company, either as it is now or as it may develop, and such business opportunities, inventions and improvements will become the exclusive property of the Company without any obligation on the part of the Company to make any payment or reimbursement therefor to the Employee, in addition to the Base Salary described in this agreement.

ARTICLE 8 – NOTIFICATION OF LAWSUITS

8.01

Obligation to Disclose Suits.  The Employee will promptly notify the CEO or the Board of any lawsuit, proceeding or other action commenced or taken against the Company or any of its affiliates or any facts or circumstances of which the Employee is aware which may reasonably form the basis of any lawsuit, proceeding or action against the Company or any of its affiliates.

8.02

Obligations to Disclose Violations of Laws.  The Employee will promptly notify the Board if he becomes aware that the Company or any of its affiliates has violated any law, regulation or order or if the Employee receives notice that any administrative or judicial complaint has been filed against the Company or any of its affiliates.

ARTICLE 9 – AGREEMENT VOLUNTARY AND EQUITABLE

9.01

Acknowledgement.  The Company and the Employee acknowledge and declare that they each have carefully considered and understand the terms and conditions of employment contained in this agreement including, but without limiting the generality of the foregoing, the Employee’s rights upon termination and the restrictions on the Employee after termination, and acknowledge and agree that the terms and conditions of employment and rights and restrictions upon termination set forth herein are mutually fair and equitable.  Each of the parties covenants, agrees and acknowledges that each of them was fully and plainly instructed to seek and obtain independent legal and tax advice regarding the terms and conditions and execution of the agreement and each of them has sought and obtained such legal and tax advice and acknowledges that each has executed this agreement voluntarily understanding the nature and effect of this agreement after receiving such advice.

ARTICLE 10 - ARBITRATION

10.01

Submission of Disputes to Arbitration.  Any dispute, controversy or claim arising out of or relating to this agreement or the Employee’s employment hereunder, or the breach, termination or invalidity of this agreement, or any deadlock or inability of the parties to agree on a course of action to be taken hereunder, will be arbitrated and finally resolved pursuant to the National Arbitration Rules of the ADR Institute of Canada Inc.

10.02

Arbitration Provisions.  The parties agree that:

(a)

the place of arbitration will be Vancouver, British Columbia;

(b)

the number of arbitrators will be one; and

(c)

the language used in the arbitral proceeding will be English.

10.03

Payment of Arbitrator’s Fees.  The arbitrator’s fees will be paid by both parties in equal parts during the course of the arbitration but upon final decision of the dispute, the unsuccessful party will pay all costs and reimburse all arbitration costs, including the arbitration fees, administrative expenses and actual legal fees and disbursements paid by the successful party, subject to the contrary decision of the arbitrator.

ARTICLE 11 - MISCELLANEOUS

11.01

Binding Agreement.  This agreement is personal to and will be binding on the parties hereto and their respective successors in interest but, except as hereinafter provided, will not be assignable by either party.  The Company will be entitled to assign this agreement to any continuing or successor Company resulting from any amalgamation, consolidation, merger or arrangement with one or more affiliates of the Company.  This agreement and all rights of the Employee hereunder will enure to the benefit of and be enforceable by the Employee's heirs, executors, administrators or other legal personal representatives.

11.02

Notices.  Any notice or other communication required or permitted to be given or made hereunder will be in writing and will be well and sufficiently given or made if:

(a)

enclosed in a sealed envelope and delivered in person to the party hereto to whom it is addressed at the relevant address set forth below; or

(b)

sent by facsimile or other means of recorded electronic communications;

if to the Company addressed to it at:

Cardero Resource Corp.
1901 - 1177 West Hastings Street
Vancouver, B.C.
V6E 2K3

Attention:

Vice-President and General Counsel

Facsimile:

(604) 408-7499

and if to the Employee, addressed to him at:

Suite 110 – 2688 Vine Street
Vancouver, B.C.
CANADA  V6K 4T6

Any notice or other communication so given will be deemed to have been given and to have been received on the day of delivery, if delivered, and on the day of sending, if sent by facsimile or other means of recorded electronic communication (provided such delivery or sending is during normal business hours on a business day and, if not, then on the first business day thereafter).  Either party hereto may change his or its address for notice by notice to the other party hereto given in the manner aforesaid.

11.03

Modification and Waiver.  No provision of this agreement may be modified or amended unless such modification or amendment is authorized by the Board and is agreed to in writing by the Employee and the Company.  No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the employment of the Employee by the Company have been made by either party which are not set forth expressly in this agreement.

11.04

Acknowledgement.  The Employee acknowledges and agrees that the notice or payments in Article 4 hereof include his entitlement, if any, to payment in lieu of notice and/or severance pay under applicable employment standards or other legislation.

11.05

Survival of Obligations.  The obligations of the parties pursuant to Sections 4.05 and 4.06 and Articles 5, 6, 7, 9, 10 and 11 of this agreement will survive the termination of this agreement and the Employee's employment hereunder for a period of not less than TWO (2) YEARS.

11.06

Entire Agreement.  This agreement contains all the terms and conditions agreed upon by the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto.  There are no agreements collateral or supplementary hereto.

11.07

Law Governing.  This agreement has been made in British Columbia and will be subject to and governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.  The parties hereby attorn to the jurisdiction of the courts of British Columbia with respect to any dispute or other matter arising hereunder.

11.08

Time of Essence.  Time is and will be of the essence of this agreement.

11.09

Invalidity.  The invalidity, illegality or unenforceability of any provision hereof will not in any way affect or impair the validity, legality or enforceability of the remaining provisions hereof.

11.10

Headings.  The headings contained herein are for reference purposes only and will not in any way affect the construction or interpretation of this agreement.

11.11

Severability.  If any part of this agreement is determined to be void or unenforceable in whole or in part, it will not be deemed to affect or impair the validity of any other parts hereof, all of which will continue in full force and effect and be construed as if this agreement had been executed without the invalid part and it is hereby declared to have been the intention of the parties that this agreement would have been executed without reference to any part which may for any reason be determined to be void or unenforceable.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date and year first above written.

The Corporate Seal of CARDERO RESOURCE CORP. was hereunto affixed in the presence of: (signed) Lawrence Talbot Authorized Signatory (signed) Marla Ritchie Authorized Signatory	) ) ) ) ) )c/s [SEALED] ) ) ) )

SIGNED, SEALED AND DELIVERED by KEITH HENDERSON in the presence of:

(signed) Lawrence Talbot

Name

Suite 1901 – 1177 West Hastings Street, Vancouver, BC V6E 2K3

Address

Barrister & Solicitor

Occupation

WITNESS AS TO EXECUTION ONLY.
NO ADVICE SOUGHT OR GIVEN.

) ) ) ) ) ) ) ) )(signed) Keith Henderson (seal) )KEITH HENDERSON ) ) )